UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-9C-3

QUARTERLY REPORT PURSUANT TO RULE 58

FOR THE QUARTER ENDED JUNE 30, 2005

EXELON CORPORATION

10 South Dearborn Street
37th Floor
P.O. Box 805379
Chicago, IL 60680-5379

Inquiries concerning this Form U-9C-3
should be directed to:	Scott Peters
Exelon Corporation
10 South Dearborn Street
38th Floor
P.O. Box 805379
Chicago, IL 60680-5379

TABLE OF CONTENTS

Item		Page
Number		Number
1	Organization Chart	3
2	Issuances and Renewals of Securities and Capital Contributions
	Part I - Issuances and Renewals of Securities	6
	Part II - Capital Contributions	6
3	Associate Transactions
	Part I - Transactions Performed by Reporting Companies on
	Behalf of Associate Companies	7
	Part II - Transactions Performed by Associate Companies
	On Behalf of Reporting Companies	7
4	Summary of Aggregate Investment	8
5	Other Investments	9
6	Financial Statements and Exhibits	10
	Signature	13

ITEM 1. ORGANIZATION CHART

Name of Reporting Company	Energy or Gas-Related	State of Organization	Date of Organization	% Voting Securities	Nature of Business
Exelon Corporation					(a)
Exelon Energy Delivery Company, LLC					(a)
PECO Energy Company					(a)
Horizon Energy Company *	Energy	Pennsylvania	02/06/1995	100%	Energy-related (Category 5)
Exelon Ventures Company, LLC					(a)
Exelon Synfuel I, LLC	Energy	Delaware	07/25/2003	100%	Energy-related (Category 6)
DTE Buckeye, LLC	Energy	Delaware	07/25/2003	-0-%	Energy-related (Category 6)
Exelon Synfuel II, LLC	Energy	Delaware	07/25/2003	100%	Energy-related (Category 6)
DTE Belews Creek, LLC	Energy	Delaware	07/25/2003	-0-%	Energy-related (Category 6)
Exelon Synfuel III, LLC	Energy	Delaware	06/17/2004	100%	Energy-related (Category 6)
DTE Buckeye, Carbontronics Synfuels Investors, L.P.	Energy	Delaware	06/17/2004	-0-%	Energy-related (Category 6)
Exelon Generation Company, LLC					(a)
Penesco Company, LLC	Energy	Delaware	06/06/2001	100%	Energy-related (Category 7,9)
Cenesco Company, LLC	Energy	Delaware	12/31/2001	100%	Energy-related (Category 7)
ExTex Retail Services Company, LLC	Energy	Delaware	05/12/2003	100%	Energy-related (Category 5)
Exelon Allowance Management Company, LLC	Energy	Delaware	11/08/2001	100%	Energy-related (Category 2)
Exelon Power Labs, LLC	Energy	Pennsylvania	11/08/2002	100%	Energy-related (Category 7)
Exelon AOG Holding # 1, Inc.					(a)
Exelon AOG Holding # 2, Inc.					(a)
Exelon New England Power Marketing, LP	Energy	Delaware	03/24/1999	100%	Energy-related (Category 5)
Exelon New England Holdings, LLC					(a)
ENEH Services, LLC	Energy	Delaware	04/01/2004	100%	Energy-related (Category 7)
Exelon Hamilton, LLC	Energy	Delaware	03/31/1999	100%	Energy-related (Category 5)
Exelon SHC, Inc.					(a)
Keystone Fuels, LLC	Energy	Delaware	10/17/2000	20.99%	Energy-related (Category 9)
Conemaugh Fuels, LLC	Energy	Delaware	10/16/2002	20.72%	Energy-related (Category 9)
ExTex Marketing, LLC	Energy	Delaware	05/13/2002	100%	Energy-related (Category 5)
ExTex Power, LP	Energy	Delaware	05/13/2002	99%	Energy-related (Category 5)
Exelon Energy Company	Energy	Delaware	01/04/1999	100%	Energy-related (Category 5)
AllEnergy Gas & Electric Marketing Company, LLC	Energy	Delaware	09/12/2000	100%	Energy-related (Category 5)
Texas-Ohio Gas, Inc.	Energy	Texas	08/12/1987	100%	Energy-related (Category 5)
TEG Holdings, LLC					(a)
Tamuin International, Inc.					(a)
North America Power Services, Inc.	Energy	Delaware	10/13/2004	100%	Energy-related (Category 7)
Sithe Overseas Power Services, Ltd.	Energy	Virgin Islands	10/13/2004	100%	Energy-related (Category 7)
Tamuin International Finance, LLC					(a)
Tamuin International Finance II, LLC					(a)
Tamuin Energy Management Services, Inc.	Energy	Delaware	10/13/2004	100%	Energy-related (Category 7)
Tamuin Energy Management Services II, Inc.	Energy	Delaware	10/13/2004	100%	Energy-related (Category 7)
Sithe Latin American Holdings, Ltd.					(a)
Sithe PARDO Holdings, Ltd.					(a)
Tamuin Holdings, LLC					(a)
Sithe Tamuin Energy Services, S. de R.L. de C.V.					(a)
Tamuin Holdings II, LLC					(a)
Sithe Tamuin Investments, S. de R.L. de C.V.					(a)
Tamuin Development Services, S. de R.L. de C.V.	Energy	Mexico	10/13/2004	50%	Energy-related (Category 7)
Exelon Enterprises Company, LLC					(a)
Exelon Services, Inc.	Energy	Delaware	07/13/1999	100%	Energy-related (Category 1, 2,7)
Unicom Power Marketing Inc.	Energy	Delaware	07/28/1997	100%	Energy-related (Category 5)
Exelon Enterprises Management, Inc.					(a)
ECPH, LLC					(a)
Exelon Enterprises Investments, Inc.					(a)

ITEM 1. ORGANIZATION CHART (continued)
Name of Reporting Company	Energy or Gas-Related	State of Organization	Date of Organization	% Voting Securities	Nature of Business
UTECH Climate Challenge Fund, L.P.	Energy	Delaware	06/30/1995	24.4%	Energy-related (Category 2)
Adwin Equipment Company	Energy	Pennsylvania	08/05/1968	100%	Energy-related (Category 6,7)
Exelon Thermal Holdings, Inc.	Energy	Delaware	08/05/1997	100%	Energy-related (Category 6,7)
Exelon Thermal Development, Inc.	Energy	Delaware	02/05/1997	100%	Energy-related (Category 6,7)
ETT Boston Inc.	Energy	Delaware	12/22/1995	100%	Energy-related (Category 6,7)
Northwind Boston LLC	Energy	Massachusetts	01/05/1996	25%	Energy-related (Category 6,7)
ETT North America Inc.	Energy	Delaware	07/18/1996	100%	Energy-related (Category 6,7)
Northwind Thermal Technologies Canada Inc.	Energy	Canada	08/01/1996	100%	Energy-related (Category 6,7)
ETT Canada, Inc.	Energy	Canada	08/01/1996	100%	Energy-related (Category 6,7)
Northwind Windsor	Energy	Canada	07/18/1996	50%	Energy-related (Category 6,7)
F&M Holdings Company, LLC	Energy	Delaware	09/18/2003	100%	Energy-related (Category 1,4,7)
II Services, Inc.	Energy	Delaware	05/28/1999	100%	Energy-related (Category 1,2,7)
EIS Engineering, Inc	Energy	Delaware	12/11/2000	100%	Energy-related (Category 7)
InfraSource Field Services, LLC*	Energy	Oklahoma	11/23/1998	100%	Energy-related (Category 7)
Fischbach and Moore Electric, Inc.	Energy	Delaware	08/12/1999	100%	Energy-related (Category 1,2,7)
Rand-Bright Corporation	Energy	Wisconsin	02/11/1985	100%	Energy-related (Category 7)
NEWCOSY, Inc	Energy	Delaware	08/12/1999	100%	Energy-related (Category 1,2,7)
NEWCOTRA, Inc.	Energy	Delaware	08/12/1999	100%	Energy-related (Category 7)
Fishbach and Moore, Inc.	Energy	New York	04/01/1924	100%	Energy-related (Category 7)
Fishbach and Moore Electrical Contracting, Inc.	Energy	Delaware	07/22/1946	100%	Energy-related (Category 7)
T.H. Green Electric Co., Inc.	Energy	New York	07/06/1926	100%	Energy-related (Category 7)
OSP Servicios S.A. de C.V. *	Energy	Mexico	09/30/1996	100%	Energy-related (Category 7)
Universal Network Development Corp.	Energy	California	01/01/1901	49%	Energy-related (Category 7)
Oldco VSI Inc.	Energy	Delaware	04/20/2000	100%	Energy-related (Category 1,2,7)
EGW Meter Services, LLC	Energy	Delaware	12/01/2002	100%	Energy-related (Category 1,2,7)
EIS Investments, LLC *	Energy	Delaware	11/14/2000	100%	Energy-related (Category 7)
WCB Services, LLC*	Energy	Oklahoma	1/1/192001	49%	Energy-related (Category 7)
* Inactive
(a) Directly and / or indirectly holds securities in energy-related companies.

Name Changes
Sithe International, Inc. name changed to
Tamuin International, Inc. on
January 26, 2005.

Sithe Energy Management Services, Inc. name changed to
Tamuin Energy Management Services, Inc. on
January 1, 2005.

Sithe Energy Management Services II, Inc. name changed to
Tamuin Energy Management Services II, Inc. on
January 1, 2005.

Sithe Tamuin Holdings II, LLC name changed to
Tamuin Holdings II, LLC on
January 26, 2005.

Sithe Tamuin Development Services, S. de R.L. de C.V. name changed to
Tamuin Development Services, S. de R.L. de C.V. on
January 1, 2005.

Sithe Tamuin Holdings, LLC name changed to
Tamuin Holdings, LLC on
March 15, 2005.

Sithe International Finance II, LLC name changed to
Tamuin International Finance II, LLC on
March 29, 2005.

Sithe International Finance, LLC name changed to
Tamuin International Finance, LLC on
March 15, 2005.
Dissolutions

East Coast Natural Gas Cooperative, LLP was
dissolved on January 25, 2005.

ITEM 2. ISSUANCES AND RENEWALS OF SECURITIES AND CAPITAL CONTRIBUTIONS

Part I. ISSUANCES AND RENEWALS OF SECURITIES
(in thousands)
Company Issuing Securities (Borrower)	Type of Security Issued	Principal Amount of Security	Issue or Renewal	Cost of Capital	Person to Whom Security Was Issued (Lender)	Collateral Given With Security	Consideration Received For Each Security
II Services, Inc.	Revolving credit	$10	Issue	LIBOR plus 50 basis points	F&M Holdings Company, LLC	None	$10
Fischbach & Moore Electric, Inc.	Revolving credit	$1,876	Issue	LIBOR plus 50 basis points	F&M Holdings Company, LLC	None	$1,876
F&M Holdings Company, LLC	Revolving credit	$1,393	Issue	LIBOR plus 50 basis points	Exelon Enterprises Company, LLC	None	$1,393

Part II. CAPITAL CONTRIBUTIONS
(in thousands)
Company Contributing Capital	Company Receiving Capital	Amount of Capital Contribution
Exelon Ventures Company, LLC	Exelon SynFuel I, LLC	$102,782
Exelon Ventures Company, LLC	Exelon SynFuel II, LLC	$5,947

ITEM 3. ASSOCIATE TRANSACTIONS

Part I. Transactions Performed by Reporting Companies on Behalf of Associate Companies
(in thousands)
Reporting Company Rendering Services	Associate Company Receiving Services	Types of Services Rendered	Direct Costs Charged	Indirect Costs Charged	Cost of Capital	Total Amount Billed
Exelon Power Labs, LLC	Exelon Business Services Company	Measuring & test equipment, technical services - PECO	$465			$465
Exelon Power Labs, LLC	Exelon Business Services Company	Measuring & test equipment, technical services - ComEd	$5			$5
Exelon Power Labs, LLC	Exelon Generation Company, LLC	Measuring & test equipment, technical services	$1,161			$1,161
Exelon Power Labs, LLC	AmerGen	Measuring & test equipment, technical services	$386			$386
Exelon Power Labs, LLC	ExTex LaPorte Limited Partnership	Measuring & test equipment, technical services	$4			$4
Exelon Energy Company	Exelon Enterprises Company, LLC	Lease, management and accounting costs	$159			$159
Exelon Energy Company	Exelon Services, Inc.	Lease	$56			$56
ENEH Services, LLC	Exelon New Boston, LLC	Operations and maintenance	$4			$4
North America Power Services, Inc.	Sithe Tamuin Energy Services, S. de R.L. de C.V.	HR services	$163			$163

Part II. Transactions Performed by Associate Companies on Behalf of Reporting Companies
(in thousands)
Reporting Company Rendering Services	Associate Company Receiving Services	Types of Services Rendered	Direct Costs Charged	Indirect Costs Charged	Cost of Capital	Total Amount Billed
Exelon Business Services Company	F&M Holdings Company, LLC	Legal	$72			$72
Exelon Business Services Company	F&M Holdings Company, LLC	HR	$0.4			$0.4
Exelon Business Services Company	Exelon Services, Inc.	Legal	$29			$29
Exelon Business Services Company	Exelon Power Labs, LLC	HR, IT and accounting	$60			$60
Exelon Generation Company, LLC	Exelon Power Labs, LLC	Management services	$10			$10
Exelon Business Services Company	Exelon Energy Company	HR, legal, IT and accounting	$20			$20
Commonwealth Edison Company	Exelon Energy Company	Promotion	$3			$3
Exelon Business Services Company	ENEH Services, LLC	HR, IT and accounting	$1			$1

ITEM 4. SUMMARY OF AGGREGATE INVESTMENT
June 30, 2005
(in thousands)

Investments in energy-related companies:

Total consolidated capitalization of Exelon Corporation
as of June 30, 2005	$24,199,000	Line 1

Total capitalization multiplied by 15% (line 1 multiplied by 0.15)	3,629,850	Line 2

Greater of $50 million or line 2	3,629,850	Line 3

Total current aggregate investment subsequent to October 20, 2000
(categorized by major line of energy-related business):
Energy-related business category 2	$402,688
Energy-related business category 5	166,702
Energy-related business category 7	184,774
Energy-related business category 9	2,452
Energy-related business category 10	23,217
Total current aggregate investment		789,833	Line 4

Difference between the greater of $50 million
or 15% of capitalization and the total
aggregate investment of the registered
holding company system (line 3 less line 4)	$2,840,016	Line 5

Investments in gas-related companies:	NONE

ITEM 5. OTHER INVESTMENTS

Filed under confidential treatment pursuant to Rule 104(b).

ITEM 6 - FINANCIAL STATEMENTS AND EXHIBITS

A. Financial Statements

(1)	Exhibit A-1 Statement of Income of Exelon Services, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(2)	Exhibit A-2 Balance Sheet of Exelon Services, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(3)	Exhibit A-3 Statement of Income of Exelon Thermal Holdings, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(4)	Exhibit A-4 Balance Sheet of Exelon Thermal Holdings, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(5)	Exhibit A-5 Statement of Income of Unicom Power Marketing, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(6)	Exhibit A-6 Balance Sheet of Unicom Power Marketing, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(7)	Exhibit A-7 Statement of Income of Adwin Equipment Company for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(8)	Exhibit A-8 Balance Sheet of Adwin Equipment Company at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(9)	Exhibit A-9 Statement of Income of F&M Holdings Company, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(10)	Exhibit A-10 Balance Sheet of F&M Holdings Company, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(11)	Exhibit B-1 Statement of Income of Penesco Company, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(12)	Exhibit B-2 Balance Sheet of Penesco Company, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(13)	Exhibit B-3 Statement of Income of Cenesco Company, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(14)	Exhibit B-4 Balance Sheet of Cenesco Company, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(15)	Exhibit B-5 Statement of Income of Exelon Allowance Management Company, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(16)	Exhibit B-6 Balance Sheet of Exelon Allowance Management Company, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(17)	Exhibit B-7 Statement of Income of ExTex Marketing, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(18)	Exhibit B-8 Balance Sheet of ExTex Marketing, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(19)	Exhibit B-9 Statement of Income of Exelon New England Power Marketing LP for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(20)	Exhibit B-10 Balance Sheet of Exelon New England Power Marketing LP at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(21)	Exhibit B-11 Statement of Income of Exelon Hamilton, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(22)	Exhibit B-12 Balance Sheet of Exelon Hamilton, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(23)	Exhibit B-13 Statement of Income of Exelon Energy Company for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(24)	Exhibit B-14 Balance Sheet of Exelon Energy Company at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(25)	Exhibit B-15 Statement of Income of Exelon PowerLabs, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(26)	Exhibit B-16 Balance Sheet of Exelon PowerLabs, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(27)	Exhibit B-17 Statement of Income of ENEH Services, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(28)	Exhibit B-18 Balance Sheet of ENEH Services, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(29)	Exhibit B-19 Statement of Income of ExTex Retail Services Company, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(30)	Exhibit B-20 Balance Sheet of ExTex Retail Services Company, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(31)	Exhibit B-21 Statement of Income of North America Power Services, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(32)	Exhibit B-22 Balance Sheet of North America Power Services, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(33)	Exhibit B-23 Statement of Income of Sithe Overseas Power Services, Ltd. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(34)	Exhibit B-24 Balance Sheet of Sithe Overseas Power Services, Ltd. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(35)	Exhibit B-25 Statement of Income of Tamuin Energy Management Services, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(36)	Exhibit B-26 Balance Sheet of Tamuin Energy Management Services, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(37)	Exhibit B-27 Statement of Income of Tamuin Energy Management Services II, Inc. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(38)	Exhibit B-28 Balance Sheet of Tamuin Energy Management Services II, Inc. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(39)	Exhibit B-29 Statement of Income of Sithe Tamuin Energy Services, S. de R.L. de C.V. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(40)	Exhibit B-30 Balance Sheet of Sithe Tamuin Energy Services, S. de R.L. de C.V. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(41)	Exhibit B-31 Statement of Income of Sithe Tamuin Energy Services II, S. de R.L. de C.V. for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(42)	Exhibit B-32 Balance Sheet of Sithe Tamuin Energy Services II, S. de R.L. de C.V. at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(43)	Exhibit C-1 Statement of Income of Exelon Synfuel I, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(44)	Exhibit C-2 Balance Sheet of Exelon Synfuel I, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(45)	Exhibit C-3 Statement of Income of Exelon Synfuel II, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(46)	Exhibit C-4 Balance Sheet of Exelon Synfuel II, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(47)	Exhibit C-5 Statement of Income of Exelon Synfuel III, LLC for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(48)	Exhibit C-6 Balance Sheet of Exelon Synfuel III, LLC at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(49)	Exhibit C-7 Statement of Income of Horizon Energy Company for the three and six months ended June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

(50)	Exhibit C-8 Balance Sheet of Horizon Energy Company at June 30, 2005 - filed under confidential treatment pursuant to Rule 104(b).

B. Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Exelon Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 22, 2005

Exelon Corporation
Registrant

By:/s/ Matthew F. Hilzinger
Vice President and
Corporate Controller

With the above signature, I also hereby certify that the corresponding report on Form U-9C-3 for the three months ended June 30, 2005 has been filed with Exelon Corporation’s interested state commissions whose names and addresses are listed below.

Ms. Elizabeth M. Rolando
Chief Clerk
Illinois Commerce Commission
527 East Capitol Avenue
Springfield, Illinois 62706

Ms. Mary Selvagio
Manager of Accounting
Illinois Commerce Commission
527 East Capitol Avenue
Springfield, Illinois 62706

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
P.O. Box 3265
Harrisburg, Pennsylvania 17105-3265